EXHIBIT 99.1

ATC Contact: Brad Singer

Chief Financial Officer and Treasurer

Telephone: (617) 375-7500

FOR IMMEDIATE RELEASE

American Tower Corporation Enters Into Agreement

to Sell Construction Services Unit

Boston, Massachusetts – October 19, 2004 - American Tower Corporation (NYSE: AMT) announced today the signing of a definitive agreement to sell the Company’s tower construction services unit. The sale is expected to close during the fourth quarter of 2004, subject to the satisfaction of customary closing conditions. The Company expects the total purchase consideration to be approximately $10 million (consisting of cash and the assumption of certain capital lease obligations) and anticipates recording a related impairment charge of approximately $3 million in the fourth quarter of 2004. The Company also expects to retain approximately $17 million in net working capital relating to this business. As a result of the sale, the Company has designated its tower construction services unit as discontinued operations, commencing with the fourth quarter, in accordance with generally accepted accounting principles.

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in North America. American Tower operates approximately 15,000 sites in the United States, Mexico, and Brazil, including approximately 300 broadcast tower sites. For more information about American Tower Corporation, please visit our website www.americantower.com.

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This press release contains “forward-looking statements” concerning the Company’s expectations regarding the sale of its tower construction services unit. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties regarding the timing and terms of the sale of the Company’s tower construction services unit. More information about potential risk factors that could affect the Company’s results is included in the Company’s filings with the Securities and Exchange Commission.